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                                                                      EXHIBIT 21



               Subsidiaries of Murdock Communications Corporation


         As of December 31, 1998, the subsidiaries of Murdock Communications Corporation were as follows:

Name                                            Jurisdiction of Incorporation or
----                                            --------------------------------
                                                Organization
                                                ------------

MCC Acquisition Corp.                           Iowa
Priority International Communications           Texas
Inc.
ATN Communications, Inc.                        Delaware
INCOMEX, Inc.                                   California
Guide*Star, L.L.C. (1)                          Iowa

----------------------------

(1) Murdock Communications Corporation has a 50% ownership interest in this limited liability company.